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EXHIBIT 23.3

Consent of Independent Certified Public Accountants


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation by reference in the Prospectus constituting a part of the Form S-4 Registration Statement of our report dated January 31, 1997, on the combined financial statements and schedule of Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company (wholly-owned subsidiaries) for the eight month period ended August 29, 1996 appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

We also consent to the reference to us under the caption "Independent Auditors" and "Changes In and Disagreements with Accountants on Accounting and Financial Disclosure" in the Prospectus.


Certified Public Accountants                               Semple & Cooper, LLP
Phoenix, Arizona

March 26, 1999